Exhibit 99.1

NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219
WESCO International, Inc. Names New Chief Financial Officer
PITTSBURGH, October 17, 2016 /PRNewswire/ — WESCO International, Inc. (NYSE: WCC), a leading provider of electrical, industrial, and communications MRO and OEM products, construction materials and advanced supply chain management and logistics services, today announced the appointment of Mr. David S. (Dave) Schulz as its Senior Vice President and Chief Financial Officer, effective October 17, 2016.
Mr. Schulz, 51, brings 20 years of public company experience in finance and operations management to WESCO. After 15 years in financial leadership roles with Procter & Gamble and the J. M. Smucker Company, he joined Armstrong World Industries in 2011 as Vice President - Finance of the Armstrong Building Products division. He was named Senior Vice President and Chief Financial Officer in 2013.  Most recently, Mr. Schulz was the Senior Vice President and Chief Operating Officer of Armstrong Flooring, Inc., overseeing Asia Pacific sales and operations, investor relations, and strategic matters, including mergers and acquisitions.
Mr. Schulz began his career as an officer in the United States Marine Corps.  He holds a bachelor’s degree in Finance from Villanova University and a master’s degree in Management from the U.S. Naval Postgraduate School.
Mr. John J. Engel, WESCO’s Chairman and CEO stated: “Dave is a seasoned public company CFO with strong financial and operational experience in multiple industries.  He is an excellent addition to our executive management team and will help us accelerate our One WESCO strategy, execute our growth initiatives and deliver our financial targets.”
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WESCO International, Inc. (NYSE: WCC), a publicly traded Fortune 500 holding company headquartered in Pittsburgh, Pennsylvania, is a leading provider of electrical, industrial, and communications maintenance, repair and operating (MRO) and original equipment manufacturers (OEM) products, construction materials, and advanced supply chain management and logistic services. 2015 annual sales were approximately $7.5 billion. The company employs approximately 9,300 people, maintains relationships with over 25,000 suppliers, and serves over 80,000 active customers worldwide. Customers include commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nine fully automated distribution centers and approximately 500 full-service branches in North America and international markets, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.

The matters discussed herein may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Certain of these risks are set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as well as the Company's other reports filed with the Securities and Exchange Commission.

Contact: Mary Ann Bell, Vice President, Investor Relations
WESCO International, Inc. (412) 454-4220
http://www.wesco.com